Exhibit 10.17

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Sublease”) is made and entered into as of the 25th day of November, 2015, by and between East Coast Warehouse & Distribution Corp. (“Sublessor”), a New Jersey corporation, and Blue Apron, Inc. (“Sublessee”), a Delaware corporation.

W I T N E S S E T H:

WHEREAS, Cabot Acquisition. LLC (the “Base Lessor”), as Landlord, entered into a Lease Agreement. dated for reference February 1, 2006 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of April 18, 2007 (the “First Amendment”), that certain Second Amendment to Lease dated as of April 13. 2010 (the “Second Amendment”), that certain Third Amendment to Lease dated as of November 21, 2013 (the “Third Amendment”) and that certain Fourth Amendment to Lease dated as of August 27, 2015 (the “Fourth Amendment”), collectively, the “Base Lease”), with Sublessor. as Tenant whereby a portion of the building and improvements thereon (the “Property”) located at Port Industrial Marine Center V. 202 Port Jersey Blvd., Jersey City.  Hudson County, New Jersey (such building, together with all improvements and appurtenances thereto, the “Building”), and more particularly described in Exhibit “A” attached hereto and incorporated herein by reference for all purposes were leased unto Sublessor; and

WHEREAS, Sublessor desires to sublease a portion of the Property to Sublessee, and Sublessee wishes to sublease from Sublessor the Demised Premises which consists of 89,000 square feet of interior warehouse space and approximately one (l) acre of exterior parking, as more particularly described in Exhibit “B” attached hereto and incorporated herein by reference for all purposes (the “Demised Premises”), together with the non-exclusive right to use the common exterior areas on the Property for access only.

NOW, THEREFORE, for and in consideration of the foregoing recitals and for the further consideration of the mutual covenants and agreements contained herein, Sublessor and Sublessee agree as follows:

1.                                      Term.

1.1                               Primary Term.  Sublessor hereby subleases the Demised Premises to Sublessee, and Sublessee hereby subleases the Demised Premises from Sublessor for a term commencing on December 15, 2015 (the ‘‘Commencement Date’’), and ending on November 30, 2018 (the “Primary Term”), upon the terms and conditions set forth herein; provided, Sublessee may, at any time, shorten the Term (as defined below) of this Sublease by providing three full calendar months’ written notice to Sublessor and in such case the Term will be deemed to end on the last day of the third full calendar month that follows Sublessor’s receipt of such notice and thereafter, the parties shall have no obligations or liabilities to each other under this Sublease except for those items which specifically survive the termination or earlier expiration hereof. On the Commencement Date, Sublessor shall deliver the Demised Premises (except the Parking Area (as defined below) which is already occupied by Sublessee) to Sublessee vacant and, subject to Section 8, in a condition reasonably suitable for Sublessee’s use of the Demised Premises (the “Delivery Condition”).

1.2                               Renewal Options.  Subject to Section 1.3 and providing no event of material default exists at the time each option is exercised or at the time the renewal is to commence, Sublessee shall have the option to renew this Sublease for two (2) successive terms of one-year each (each, a “Renewal Term,” and to the extent exercised, with the Primary Term, the “Term”).  The Renewal Terms shall begin and end as follows:

1st one-year option:	December 1, 2018 - November 30, 2019
2nd one-year option:	December 1, 2019 - November 30, 2020

The terms and conditions of the Sublease for each Renewal Term shall be identical with the Primary Term, except for rent, as discussed in Article 2 below.

1.3                               Renewal Option Notification.  As a condition precedent to its exercise of any option to renew this Sublease under either of the aforementioned Renewal Terms, Sublessee will give to Sublessor not less than one hundred twenty (120) days’ advance written notice of its desire to exercise its renewal option.  The giving of such notice will be sufficient to make the lease binding for the Renewal Term without further act of the parties.

1.4                               Holdover.  If Sublessee has not fully vacated, and caused all of its products and personal property to be removed from, the Demised Premises by the end of the Term or termination of this Sublease, whichever occurs first, Sublessee will (i) indemnify Sublessor for any and all claims against Sublessor, from Base Lessor or third parties, and other expenses incurred related to or arising from Sublessee’s failure to timely and completely vacate the Demised Premises, (ii) pay as hold-over rental for each month or portion thereof of the hold-over tenancy an amount equal to one hundred fifty (150%) percent of the then-current rent (due pursuant to Section 2 hereof), and (iii) pay any reasonable attorneys’ fees incurred by Sublessor to defend itself, enforce its rights, or collect amounts owed related to Sublessee’s failure to vacate or cause its products to be removed from the Demised Premises, and (iv) pay all other amounts incurred by Sublessor arising therefrom.

1.5                               Sublessor’s Early Termination Option.  Sublessor will notify Sublessee within thirty (30) days of Sublessor’s notice to Base Lessor of Sublessor’s intent to exercise the Termination Option set forth in the Fourth Amendment.

2.                                      Rent.  The parties hereto agree that the rent per month for the Term is as outlined in this paragraph (provided that the rent for the periods beginning December 1, 2018 and December 1, 2019 shall only be applicable in the event Sublessee validly exercises the renewal options pursuant to Sections 1.2 and 1.3 to extend the Term for the first and second Renewal Term, respectively).  In the event the Commencement Date is not the first day of a month, the rent due for the month in which the Commencement Date occurs shall be pro-rated based on the total number of days in the month.  Rent will be paid on or before the 1st day of each month without setoff or deduction at Sublessor’s office. as designated herein, without notice or demand.  If a monthly rental payment is not received by Sublessor on or before the 10th day of the month in which said payment is due, a service charge of five percent (5%) thereof will be paid by Sublessee in addition to the payment due.

Commencement Date- November 30, 2016	$63,042 per month
December l, 2016 - November 30, 2017	$64,933 per month
December l, 2017 - November 30, 2018	$66,881 per month
December 1, 2018 - November 30, 2019	$68,887 per month
December 1, 2019 - November 30, 2020	$70,954 per month

3.                                      Security Deposit.  Sublessee agrees to deposit with Sublessor upon execution of this Sublease an amount equal to $126,084 (the “Security Deposit”).  The Security Deposit will be made, in Sublessee’s sole discretion, in the form of either (i) a cash payment to be held by Sublessor or (ii) an Irrevocable Standby Letter of Credit in favor of Sublessor issued by a bank and under terms and conditions reasonably acceptable to Sublessor.  The Security Deposit will be held by or for the benefit of Sublessor as security for the faithful performance by Sublessee of all the terms, covenants, and conditions of this Sublease to be kept and performed by Sublessee and not as an advance rental deposit or as a measure of Sublessor’s damage in case of Sublessee’s default.  Upon the occurrence of any event of default by Sublessee or a breach by Sublessee of Sublessee’s covenants under this Sublease, Sublessor may, from time to time, without prejudice to any other remedy, use any part of the Security Deposit for the payment of any rent or any other sum in default, or for the payment of any amount which Sublessor may spend or become obligated to spend by reason of Sublessee’s default, or to compensate Sublessor for any other loss or damage which Sublessor may suffer by reason of Sublessee’s default.  If any portion is so used, Sublessee will within five (5) days after written demand therefor, deposit with Sublessor an amount sufficient to restore the Security Deposit to its original amount and the Sublessee’s failure to do so will be a material breach of this Sublease.  The Sublessor will return the Security Deposit or any balance thereof to Sublessee within thirty (30) days after the end of the Term, so long as Sublessee has performed all obligations under the Sublease.

4.                                      Base Lease.  Except to the extent that the terms of the Base Lease are inconsistent with specific terms set forth herein, and subject to the last sentence of this Section 4, the terms and conditions of the Base Lease are hereby incorporated herein by reference for all purposes, and by Sublessee’s execution hereof, Sublessee acknowledges that Sublessor has furnished Sublessee with a copy of the Base Lease.  Except as otherwise expressly provided in this Sublease, Sublessee hereby agrees to comply in all respects with the terms and conditions of the Base Lease, including, without limitation, limitations on use; maintenance and repairs; alterations, additions, and improvements; compliance with laws; and prohibitions against assignment and subletting. Sublessor covenants and agrees that it will perform and observe all of the provisions contained in the Base Lease to be performed and observed by the “Tenant” thereunder except for those obligations which are expressly assumed by Sublessee pursuant to this Sublease.  Notwithstanding the foregoing, Sublessee shall have no obligation to (i) cure any default of Sublessor under the Base Lease (unless caused by Sublessee’s default under this Sublease), (ii) perform any obligation of Sublessor under the Base Lease which arose prior to the Commencement Date, (iii) repair any damage to the Demised Premises caused by Sublessor, or (iv) discharge any liens on the Demised Premises or the Building which arise out of any work performed, or claimed to be performed, by or at the direction of Sublessor.  Notwithstanding anything contained herein to the contrary and subject to Section 35, Sublessee will have no rights, claims, or causes of action against Sublessor or Base Lessor based on Sublessor’s failure to perform or observe any provisions in the Base Lease.  The following provisions of the Base Lease shall not be incorporated into this Sublease: 2, 3.1, 4, 5, 7.2.l (i) and (ii), 7.4, 11, 13, 19.3, 28, 39, 40, Exhibit A, Exhibit B, the First Amendment. the Second Amendment, the Third Amendment and the Fourth Amendment; provided, Sections 7.2.1(i), 7.2.1(ii) and 13 shall be incorporated to the extent such Sections apply to the Demised Premises.

This Sublease is subject and subordinate to all terms. covenants, and conditions of the Base Lease and to all of the rights of the Base Lessor under the Base Lease.  In the event that the Base Lease terminates before the expiration of this Sublease, Sublessee will, at the option of the Base Lessor, attorn to the Base Lessor and waive any rights Sublessee may have to terminate this Sublease or to surrender possession of the Demised Premises as a result of the termination of the Base Lease.

If for any reason the Base Lease terminates prior to the expiration or termination of this Sublease, Sublessee will not have any claim whatsoever against Sublessor arising from or related to such termination of the Base Lease or for other amounts Sublessee incurs in connection therewith.

5.                                      Parking Area.  As set fo1th in Appendix B, the Demised Premises includes the identified exterior parking area (the “Parking Area”).  Sublessee may use and occupy the Parking Area as needed for parking of vehicles by it and its customers, employees, service providers, guests, and other visitors (collectively “Users.’’).  Users will have access to the Parking Area twenty-four (24) hours per day, seven (7) days per week during the Term.  Sublessee will (if it has not previously done so) provide for and bear all costs related to the installation and maintenance of a fence surrounding the Parking Area (the “Fence”).  For the avoidance of doubt, Sublessee will be responsible for all utilities and maintenance related to the Parking Area as set forth in Section 6 and Section 9.

6.                                      Utilities.

6.1                               Sublessee will contract separately and independently with providers to supply all electrical, beating, fuel oil, and alarm services to the Demised Premises.  All costs associated with such services, including, but not limited to fees or expenses related to re-routing utility conduits (including, without limitation, for fuel oil) in order that the Demised Premises is suitable for Sublessee’s operation and separation of the foregoing utilities set-up costs. activation fees, maintenance, usage, and other charges, will be the responsibility of Sublessee.  Sublessee will work with Base Lessor as necessary to effect the proper separation of the foregoing utilities so Sublessee can contract for such utilities independently and Sublessee will bear all costs related to or arising from such separation. Sublessor will reasonably facilitate communication between Sublessee and Base Lessor for the foregoing purposes.  For all other utilities provided to the Demised Premises, including, but not limited to hot and cold water services and other utilities which are not reasonably capable of submetering, Sublessor will bill Sublessee, based on Sublessee’s proportionate use of the Property, twenty eight and one half percent (28.5%) of Sublessor’s total costs of such utilities for the Property (the “Utilities Invoice”).  The Utilities Invoice will also include one hundred percent (100%) of Sublessor’s costs related to the Extra Power (as defined below).  Amounts owed to Sublessor for the Utilities Invoice will be paid within thirty (30) days of Sublessee’s receipt of Sublessor’s statement therefor.  If such amounts are not received by Sublessor on or before the date in which said payment is due, a service charge of five percent (5%) thereof will be paid by Sublessee in addition to the payment due.

6.2                               Sublessor agrees to provide Sublessee with access to an additional four hundred (400) Kilowatts of electricity output that is available on the Property (the “Extra Power”); provided, Sublessee will be responsible for all costs related to Sublessee’s use of the Extra Power including, without limitation, (i) the initial assessment to determine the extent of the Extra Power available, (ii) Sublessor’s installation of a submetering device and other modifications necessary to provide for separate metering, (iii) expenses incurred by Sublessor to break applicable usage contracts in order to provide the Extra Power, and (iv) all other applicable costs including, without limitation, set-up costs, activation fees, maintenance, and usage charges.  The work and services performed under this Section 6.2 may be done or overseen by an employee of Sublessor and billed back to Sublessee. Other than the initial assessment referenced in subsection (i) of this Section 6.2, which has already been conducted, all work to be performed related to the Extra Power will not commence without Sublessee’s approval.

7.                                      Property Taxes, Insurance, and other Building Fees.

7.1                               Sublessee will pay to Sublessor based on Sublessee’s proportionate use of the Property, twenty eight and one half percent (28.5%) of all real property taxes, assessments, and other governmental charges of any kind or nature which at any time during the Term of this Sublease may be assessed, levied, or imposed upon Sublessor under the Base Lease or relating to the Demised Premises (the “Real Estate Taxes”).  Sublessee will pay all taxes levied or imposed by all governmental authorities upon Sublessee’s furnishings, trade fixtures, equipment, or other personal property located on the Demised Premises.  Nothing contained in this Sublease will require Sublessor to pay any estate, inheritance, succession. capital levy, or transfer or sales tax to Sublessee, nor to pay any taxes of any kind whatsoever that are based upon or measured by the income of Sublessee.  Nothing contained in this Sublease will require Sublessee to pay any income, estate, inheritance, succession, capital levy, or transfer or sales taxes to Sublessor, nor to pay any taxes of any kind whatsoever other than the Real Estate Taxes.  Under no circumstances will either party be liable for franchise taxes assessed against the other party.  Notwithstanding anything to the contrary contained herein, except to the extent due to a breach by Sublessee of this Sublease, including, without limitation, Sublessee’s failure to timely make the Estimated Payment (as defined below), in no event shall Real Estate Taxes include any penalties or interest.

7.2                               Sublessee will pay to Sublessor, based on Sublessee’s proportionate use of the Property, twenty eight and one half percent (28.5%) of all premiums paid by Sublessor for all insurance policies relating to the Property which Sublessor is required to maintain under the terms of the Base Lease (the “Property Premiums”).  Payments made to Sublessor under this Section 7.2 are in addition to Sublessee’s insurance requirements set forth in Article 12. Notwithstanding anything to the contrary contained herein, except to the extent due to a breach by Sublessee of this Sublease, including, without limitation, Sublessee’s failure to timely make the Estimated Payment, in no event shall Real Property Premiums include any penalties or interest.

7.3                               Sublessee will pay to Sublessor, based on Sublessee’s proportionate use of the Property, twenty eight and one half percent (28.5%) of all other fees and expenses it is responsible for under the Base Lease relating to the Property that are not included in Section 9.4 (the “Sublease Building Expenses”).  Notwithstanding anything to the contrary contained herein, except to the extent due to a breach by Sublessee of this Sublease, including, without limitation, Sublessee’s failure to timely make the Estimated Payment, in no event shall Sublease Building Expenses include any penalties or interest.

7.4

7.4.1                     Sublessee will make a monthly payment of the Real Estate Taxes. Property Premiums, and Sublease Building Expenses based Sublessor’s reasonable estimate of 1/12 of the annual combined amount of such items (the “Estimated Payment”).  Sublessor’s current Estimated Payment is ten thousand two hundred thirty dollars ($10,230), which is subject to change on not less than thirty (30) days’ prior written notice to Sublessee, which notice will contain reasonably acceptable backup information concerning the new Estimated Payment. Sublessee will make the Estimated Payment on the 1st day of each calendar month during the Term, in addition to other amounts owed under this Sublease including rent, and continuing until such time as Sublessor delivers a subsequent written Estimated Payment (if any), Sublessee will pay to Sublessor the then-current Estimated Payment.  If such payment is not received by Sublessor on or before the 10th day of the month which said payment is clue, a service charge of five percent (5%) thereof will be paid by Sublessee in addition to the payment due.  Within ninety (90) days of the time Sublessor may determine the actual amounts of the Real Estate Taxes, Property Premiums, and Sublease Building Expenses for the preceding tax year, Sublessor will furnish Sublessee a statement (the “Expense Statement”) showing the actual Real Estate Taxes, Property Premiums, and Sublease Building Expenses incurred during such tax year (minus any late payment fees) and showing the Estimated Payments made by Sublessee with respect to such tax year.  If the aggregate Estimated Payments made by Sublessee with respect to such tax year exceed the actual Real Estate Taxes, Property Premiums, and Sublease Building Expenses for such tax year, then Sublessee will receive a credit for the excess against the next installment(s) of rent due to Sublessor (or, if the Term has expired, Sublessor will refund such overpayment to Sublessee within thirty (30) days after the parties’ good faith determination of such overpayment); if said payments are less than said Real Estate Taxes, Property Premiums and Sublease Building Expenses incurred during such tax year, Sublessee will pay to Sublessor the deficiency, without interest, within thirty (30) days thereafter (or, if the Term has expired, Sublessee will make such underpayment to Sublessor within thirty (30) days after the parties’ good faith determination and written notice of such underpayment).

8.                                      Acceptance of the Demised Premises by Sublessee. Sublessee acknowledges that (i)Sublessee has fully inspected the Demised Premises and, except as otherwise provided herein, accepts the same in their present condition “as is, where is, with all faults,” (ii) Sublessee accepts the Demised Premises as suitable for the purposes for which the same are leased, (iii) Sublessee accepts the Demised Premises and each and every part and appurtenance thereof as being in good and satisfactory condition, (iv) except as set forth herein, Sublessor has made no warranties or representations to Sublessee whatsoever with respect to the condition of the Demised Premises, and (v) Sublessee waives any defects (except latent defects) in the Demised Premises and its appurtenances and in all other parts of the Property and the appurtenances thereto which would be discoverable at the time of Sublessee’s inspection.  Upon the expiration or termination of this Sublease, Sublessee agrees to return the Demised Premises to Sublessor in the condition required by the Base Lease.  As soon as practicable after Sublessee takes possession of the Demised Premises, representatives of Sublessor and Sublessee will make a joint inspection of the Demised Premises, and the results thereof will be reduced to writing and such writing will be approved and executed on behalf of each party and then will constitute a part of this Sublease and be conclusive with respect to the condition of the Demised Premises on such date, except with respect to latent defects of which Sublessee delivers written notice to Sublessor within the later of (x) thirty (30) days after the date Sublessee takes possession of the Demised Premises and (y) thirty (30) days after the discovery thereof by Sublessee, and, in each case, Sublessor will commence repair of such latent defects within ninety (90) days of Sublessee’s notice of same; provided, there shall be no obligation to repair defects that existed and were discoverable by Sublessee prior to the Commencement Date.

9.                                      Repair and Maintenance by Sublessee and Surrender.

9.1                               Sublessee will maintain in good repair and condition at Sublessee’s sole cost, expense, and risk, all of the Demised Premises and all fixtures, equipment, and personal property on the Demised Premises, reasonable wear and tear excepted.

9.2                               Sublessee will, throughout the Term, take good care of the Demised Premises and all fixtures, equipment, and personal property on the Demised Premises and keep them free from waste or nuisance and at the expiration or termination of this Sublease, vacate the Demised Premises, deliver the keys to the Demised Premises to Sublessor, and deliver the Demised Premises clean and free of trash and in good repair and condition, reasonable wear and tear excepted.  Upon termination of this Sublease or by the end of the Term, whichever occurs first, Sublessee will, at Sublessee’s sole cost, remove all unattached removable trade fixtures, office furniture and equipment installed by Sublessee unless otherwise agreed to in writing by Sublessor.  Sublessee also will repair any damage caused by such removal.  If Sublessee does not so remove these items within ten (10) days of termination or by the end of the Term, whichever occurs first, Sublessor may determine that Sublessee has abandoned all property not removed and assume title thereto, or may remove and store such property at Sublessee’s expense. Sublessee will indemnify the Sublessor against any loss or liability resulting from delay by Sublessee in so surrendering the Demised Premises, inch1ding, without limitation, any claim made against Sublessor or Base Lessor by any succeeding tenant founded on such delay.  No agreement to accept a surrender of the Demised Premises prior to termination as otherwise provided herein will be valid unless the same be made in writing and accepted by Sublessor.

9.3                               Except (a) to the extent that the maintenance or repair of same is the responsibility of Base Lessor pursuant to the terms of the Base Lease or (b) to the extent caused by the negligence or willful misconduct of Sublessor, Sublessee will be solely responsible for the costs and procurement of all repairs and maintenance obligations related to the Demised Premises, including, without limitation: (i) snow removal from parking areas, sidewalks, and driveways within the Demised Premises, (ii) trash and debris removal from the Demised Premises, (iii) janitorial services for the Demised Premises, (iv) pest control for the Demised Premises, and (v) maintenance and repair related to heating and air conditioning and lighting of the Demised Premises. Sublessee will perform or cause to be performed all of its obligations under this Section 9.3 in a good and workmanlike manner consistent with practices at similar institutional properties.

9.4                               Sublessee will pay Sublessor, based on Sublessee’s proportionate use of the Property, twenty eight and one half percent (28.5%) of any and all common area maintenance or other amounts due from Sublessor to the Base Lessor under the Base Lease (the ‘‘CAM Payment”). The CAM Payment will be paid monthly and will initially be one thousand five hundred seventy five dollars ($1,575), subject to change upon not less than thirty (30) days’ prior written notice to Sub1essee, and will be paid to Sublessor by Sublessee on the 1st day of each calendar month during the Term, in addition to other amounts owed under this Sublease including rent.  If such payment is not received by Sublessor on or before the 10th day of the month which said payment is due. a service charge of five percent (5%) thereof will be paid by Sublessee in addition to the payment due.  The Base Lessor. from time to time, may increase or decrease amounts Sublessor owes for common area maintenance or repair.  If such action by the Base Lessor results in Sublessee’s underpayment for its proportionate share of common area maintenance, Sublessee will pay Sublessor the deficit within thirty (30) days’ of Sublessee’s receipt of written notice thereof.  If such action by Base Lessor results in Sublessee’s overpayment for its proportionate share of common area maintenance. Sublessor will pay Sublessee such overpayment within thirty (30) days of Sublessor’s knowledge of such overpayment.

10.                               Maintenance by Sublessor.  Sublessor will not be responsible for maintenance of the Demised Premises.  In the event any maintenances made by “Base Lessor, Sublessee will, at Sublessee’s sole cost and expense, promptly remove Sublessee’s furniture, inventory, and other property and equipment maintained by Sublessee to the extent required to enable Base Lessor to perforrn such maintenance.  Except in the event of gross negligence or willful misconduct, in no event will Sublessor or Base Lessor be liable to Sublessee for damage to Sublessee’s fixtures, inventory, and other property or equipment.

11.                               Indemnification.  Sublessor will not be liable and Sublessee hereby waives all claims against the Sublessor for any damage to any property or any injury to any person in or about the Demised Premises by or from any cause whatsoever (including without limiting the foregoing, rain or water leakage of any character from the roof, windows, walls, basement, pipes, plumbing works, or appliances, the Demised Premises not being in good condition or repair, gas, fire, oil, electricity, or theft), except to the extent caused by or arising from the gross negligence or willful misconduct of Sublessor or its authorized agents, employees, or contractors.  Sublessee will protect, indemnify, and hold the Sublessor harmless from and against any and all loss, claims, liability, or costs (including court costs and reasonable attorneys’ fees) included by reason of (a) any damage to any property (including but not limited to property of the Sublessor) or any injury (including but not limited to death) to any person occurring in, on, or about the Demised Premises or the Property to the extent that such injury or damage is caused by or arises from any actual or alleged act, neglect, fault, or omission by or of Sublessee or any of its authorized agents, employees, or contractors to meet any standards imposed by any duty with respect to the injury or damage; (b) the conduct or management of any work or thing whatsoever done by the Sublessee in or about the Demised Premises; (c) Sublessee’s failure to comply with any and all material government laws, ordinances, and regulations applicable to a condition caused by Sublessee or use of the Demised Premises or its occupancy by Sublessee; or (d) any breach or default on the part of Sublessee in the performance of any covenant or agreement on the part of the Sublessee to be performed pursuant to this Sublease.  The provisions of this Section 11 will survive the termination of this Sublease with respect to any claims or liability accruing prior to such termination.  Sublessor agrees that Sublessee has the right to defend against all matters as identified in any section where indemnification will apply. subject to Sublessor’s prior approval of counsel selected by Sublessee, and Sublessor’s right to be separately represented if Sublessor reasonably determines that dual representation presents a conflict of interest.

12.                               Liability Insurance.

12.1                        Sublessee will keep in force throughout the Term: (a) a Commercial General Liability insurance policy or policies to protect the Sublessor against any liability to the public or to any invitee of Sublessee or Sublessor incidental to the use of or resulting from any accident occurring in or upon the Demised Premises with a limit of not less than $1,000,000 per occurrence and not less than $2,000,000 in the annual aggregate, or such larger amounts as Sublessor may prudently require from time to time, covering bodily injury and property damage liability and $1,000,000 products/completed operations aggregate; (b) Business Auto Liability covering owned, non-owned, and hired vehicles with a limit of not less than $1,000,000 per accident; (c) insurance protecting against liability under Worker’s Compensation Laws with limits at least as required by statute with Employers Liability with limits of $500,000 each accident._ $500,000 disease policy limit, $500,000 disease—each employee, or such greater amount required by applicable law; (d) All Risk or Special Form coverage protecting Sublessee against loss of or damage to Sublessee’s alterations, additions, improvements, carpeting, floor coverings, panelings, decorations, fixtures, inventory, and other business personal property situated in or about the Demised Premises to the full replacement value of the property so insured; and (e) Business Interruption Insurance with a limit of liability representing loss of at least approximately six (6) months of income.

12.2                        The aforesaid policies will (a) be provided at Sublessee’s expense; (b) name the Sublessor as an additional insured (General Liability); and (c) be issued by an insurance company with a minimum Best’s rating of “A:VII’’ during the Term. Sublessee shall promptly provide Sublessor written notice of any notice of cancellation or non-payment of premium received by Sublessee with respect to the aforesaid insurance policies. A certificate of liability insurance on ACORD Form 25 (or other form reasonably acceptable to Sublessor) and a certificate of property insurance on ACORD Form 27 (or other form reasonably acceptable to Sublessor) will be delivered to Sublessor by Sublessee upon the commencement date of the Sublease and at least thirty (30) days prior to each renewal of said insurance.

12.3                        Whenever Sublessee undertakes any alterations, additions, or improvements in, to, or about the Demised Premises (“Work”), the aforesaid insurance protection must extend to and include injuries to persons and damage to property arising in connection with such Work, and such other insurance as Sublessor requires; and the policies of or certificates evidencing such insurance must be delivered to Sublessor prior to the commencement of any such Work.

13.                               Damage by Fire or Other Casualty.

13.1                        In the event the Demised Premises, the Property or the Building are damaged by fire or other cause, this Sublease will remain in full force and effect; provided, that in Base Lessor’s reasonable estimation such damage can be materially restored within one hundred fifty (150) days after the date of such damage.  Any such restoration performed will be the responsibility of Base Lessor pursuant to the Base Lease.  Sublessee will be entitled to a proportionate abatement in rent from the date such damage occurs, to the extent there is damage to the Demised Premises.  Such abatement of rent will be made pro rata in accordance with the extent to which the damage and the making of such repairs interferes with the use and occupancy by Sublessee of the Demised Premises for its normal business operations from time to time.  Sublessor will notify Sublessee, in writing, of Base Lessor’s reasonable estimation of the date of which material restoration can be made (the “Restoration Estimate”) within ten (10) days from the date Base Lessor provides the Restoration Estimate to Sublessor.  For purposes of this Sublease, the Building, Property or Demised Premises will be deemed “materially restored” if they are in such condition as would not prevent or materially interfere with Sublessee’s use of the Demised Premises for the purpose for which it was being used immediately before such damage occurred.

13.2                        If such repairs cannot be made within one hundred fifty (150) days based on the Restoration Estimate, Sublessor and Sublessee will each have the option of giving the other, at any time within thirty (30) days after Sublessee’s receipt of the Restoration Estimate, notice terminating this Sublease as of the date of such damage.  In the event of the giving of such notice, this Sublease will expire and all interest of the Sublessee in the Demised Premises will terminate as of the date of such damage as if such date had been originally fixed in this Sublease as the date of expiration of the Term.  In the event that neither Sublessor nor Sublessee exercises its option to terminate this Sublease, then the rent hereunder will be proportionately abated as provided in Section 13.1 until such time as Base Lessor materially restores the Building, Property or Demised Premises pursuant to the Base Lease.

13.3                        Sublessor will not be required to repair or replace any damage or loss by or from fire or other cause to any panelings, decorations, partitions, additions, railings, dropped ceilings, floor coverings, office fixtures, or any other property or improvements installed on the Demised Premises by, or belonging to, Sublessee, unless damaged by the gross negligence or willful misconduct Sublessor or its authorized agents, employees, or contractors.  Any insurance which may be carried by Sublessor or Sublessee against loss or damage to the Building, Property or Demised Premises will be for the sole benefit of the party carrying such insurance and under its sole control.

13.4                        In the event that Base Lessor should fail to complete or arrange for the completion of such repairs within thirty (30) days after the Restoration Estimate, as extended by this Section 13.4.  Sublessee may at its option and as its sole remedy terminate this Sublease by delivering written notice to Sublessor, within fifteen (15) days after the expiration of said period of time, whereupon the Sublease will end on the date of such notice or such later date fixed in such notice as if the date of such notice was the date originally fixed in this Sublease as the date of expiration of the Term; provided, however, that if repairs are delayed because of changes, deletions, or additions in construction requested by Sublessee, strikes, lockouts, casualties, Acts of God, war, material or labor shortages, government regulation or control, or other causes beyond the reasonable control of Sublessor, the period for repair will be extended for the amount of time Sublessor is so delayed, but in no event more than ninety (90) days after the Restoration Estimate.

13.5                        Notwithstanding anything to the contrary contained in this Article 13, as provided for in the Base Lease, Base Lessor will not have any obligation whatsoever to repair, reconstruct, or restore the Demised Premises when the damages resulting from any casualty covered by the provisions of this Article 13 occur during the last twelve (12) months of the term of the Base Lease, but if Base Lessor determines not to repair such damages, Sublessor will notify Sublessee and if such damages render any material portion of the Demised Premises untenantable, Sublessee will have the right to terminate this Sublease by notice to Sublessor within fifteen (15) days after receipt  of Sublessor’s notice.

13.6                        In the event of any damage or destruction to the Building, Property or Demised Premises by any peril covered by the provisions of this Article 13, it will be Sublessee’s responsibility to reasonably secure the Demised Premises and upon notice from Sublessor to remove forthwith, at its sole cost and expense, such portion of all of the property belonging to Sublessee or its licensees from such portion or all of the Property or Demised Premises as Sublessor reasonably requests.

14.                               Condemnation of Demised Premises. If all or any substantial part of the Demised Premises is taken or appropriated by any public or quasi-public authority under the power of eminent domain, or conveyance in lieu of such appropriation, either party to this Sublease will have the right, at its option. of giving the other, at any time within thirty (30) days after such taking, notice terminating this Sublease.  If neither party to this Sublease elects to terminate this Sublease, the rental thereafter to be paid will be adjusted based on the actual square footage taken or appropriated.  In addition to the rights above, if any substantial art of the Building is taken or appropriated by any public or quasi-public authority under the power of eminent domain or conveyance in lieu thereof, and regardless of whether the Demised Premises or any part thereof are so taken or appropriated, either party will have the right to terminate this Sublease. Sublessor will be entitled to any and all income, rent, award, or any interest whatsoever in or upon any such sum, which may be paid or made in connection with any such public or quasi-public use or purpose, and Sublessee hereby assigns to Sublessor any interest it may have in or claim to all or any part of such sums other than any separate award which may be made with respect to Sublessee’s trade fixtures and moving expenses; Sublessee will make no claim for the value of any remaining period in the Term.

15.                               Initial Movement of Goods.  Sublessor will, prior to the Commencement Date, transfer all of Sublessor’s property from the Demised Premises such that the Demised Premises may be delivered to Sublessee in Delivery Condition (the “Initial Services”).  Sublessor will invoice Sublessee separately for its reasonable and documented out of pocket charges actually incurred by it in respect of the Initial Services and such invoice(s) will contain sufficient detail to determine how such charges were calculated.  Notwithstanding the foregoing, Sublessee’s obligation to reimburse Sublessor for the Initial Services will not exceed $40,000.  Amounts owed to Sublessor for the Initial Services will be paid within thirty (30) days of Sublessee’s receipt of Sublessor’s invoice.  If such amounts are not received by Sublessor on or before the date in which said payment is due, a service charge of five percent (5%) thereof will be paid by Sublessee in addition to the payment due.

16.          Alterations, Improvements, and Additions.  Sublessee may not make any alterations, improvements. or additions to the Demised Premises without the express prior written consent Sublessor, provided that Sublessor will not unreasonably withhold, condition or delay its consent to any alterations, improvements or additions if Base Lessor consents to same (it being expressly understood that Sublessor’s condition that upon termination or expiration of the Term, the Demised Premises be returned to the same condition before such alteration, improvement, or addition was made is not unreasonable).  Unless otherwise provided in writing by Sublessor, upon termination or expiration of the Term, all alterations. improvements, and addition, including, without limitation, the Initial Improvements (as defined below) will, at Sublessee’s sole expense, be removed by Sublessee and the Demised Premises will be restored to the same condition that existed before such alterations, improvements, or additions were made.  Any alterations. additions, or improvements to which the Sublessor consents must be constructed and installed in accordance with (i) all requirements contained in the Base Lease and (ii) any reasonable requirements imposed by Sublessor to protect Sublessor’s interest in the Base Lease and/or in the Demised Premises.  All of Sublessee’s improvements. if an), will be paid for solely by Sublessee and installed by contractors, subcontractors, or other persons selected by Sublessee and approved in writing by Sublessor (such consent not to be unreasonably withheld, conditioned or delayed) as Sublessee directs.  In the event that Sublessor does not provide its written approval of any such contractor, subcontractor or other person in any applicable instance within four (4) business days of Sublessee’s request therefor, Sublessor will be deemed to have provided its approval in respect thereof.  Notwithstanding anything contained herein, Sublessor hereby consents to Sublessee making the improvements, alterations and additions to the Demised Premises related to (x) mold remediation, (y) the construction of new offices and employee areas. and (z) the construction of additional refrigerated space (the “Initial Improvements”.  The final specifications of the Initial Improvements will be delivered and approved by Sublessor and Base Lessor before any work related to the Initial Improvements is performed on the Demised Premises.  In no event shall (I) Sublessee’s failure to deliver such specifications or (II) Base Lessor’s or Sublessor’s failure to approve within a reasonable period such specifications prevent this Sublease from commencing on the Commencement Date.

Without limiting the foregoing, Sublessor has approved, and Sublessee, at its sole expense, has agreed to install, the Fence and an interior wall to segregate the interior of Demised Premises from the remainder of the Property (the “Wall”).  The specifications related to the Wall will be supplied by Sublessor.  Any material conditions not included in such specifications including, without limitation. the location, materials to be used, and configuration, must be reasonably approved by Sublessor before construction of the Wall commences.  At the conclusion of the Term, Sublessee will remove the Wall and Fence at its sole expense, unless Sublessor, at its sole option, has, more than thirty (30) days prior to the end of the expiration of the Term, notified Sublessee of Sublessor’s desire to have either or both the Wall and Fence remain on the Demised Premises.  In the event either or both the Wall and Fence remain on the Demised Premises following conclusion of this Sublease, the Wall and/or Fence will be considered part of the Property.

17.          Lien Claims.  In the event that a mechanic’s, materialman’s, or other type of lien or lien claim is filed against the Demised Premises, the Base Lessor’s interest in the Demised Premises and/or in the Base Lease, Sublessor’s interest in the Demised Premises and/or in the Base Lease and/or in this Sublease, or Sublessee’s interest in this Sublease arising or resulting from acts or omissions by Sublessee, Sublessee will promptly secure the release of the same, or if Sublessee wishes to contest any such lien or claim, Sublessee may do so, but only if Sublessee complies with the Base Lease and furnishes Sublessor with surety bonds or escrow funds sufficient in amount in Sublessor’s sole opinion to protect Sublessor’s and the Base Lessor’s interests in the Demised Premises and/or in the Base Lease and Sublessor and Sublessee’s interests in this Sublease during the pendency of such contest and to pay such lien or claim if it is found to be valid upon the conclusion of such contest (“Sublessor’s Security”).  If Sublessee does not secure such release or furnish Sublessor’s Security, Sublessor may, after fifteen (15) days prior written notice to Sublessee, pay such lien or claim and secure such release, and Sublessee will be obligated to reimburse Sublessor for all sums expended by Sublessor in paying such lien or claim upon demand.

18.          Sublessor’s Right of Entry.  Sublessor and Sublessor’s authorized representatives will have the right, at all reasonable times during normal business hours. upon not less than two (2) business days· prior written notice, to enter the Demised Premises, (i) to inspect the general condition and state of repair thereof, (ii) to take any actions permitted under this Sublease, (iii) to show the Demised Premises to any prospective purchaser, tenant (provided that no prospective tenant will be shown the Demised Premises unless (A) the Term is scheduled to expire in less than one hundred twenty (120) days or (B) it is within sixty (60) days of the date (hat Sublessor must provide notice to Base Lessor of renewal or extension of the Base Lease. as applicable). or mortgagee, or (iv) for any other reasonable and lawful purpose; provided, that Sublessor will have the right to immediately enter the Demised Premises to perform emergency repairs or alterations which are in the reasonable judgment of Sublessor necessary to prevent imminent material damage to the Demised Premises and/or the improvements thereon.  In exercising any rights of entry to the Demised Premises, Sublessor, and any third parties entering the Demised Premises at Sublessor’s invitation or request, shall not interfere with or disrupt the nominal operation of Sublessee’s business. Sublessor and any third parties entering the Demised Premises at Sublessor’s invitation or request, shall at all times strictly observe Sublessee· reasonable rules relating to security and confidentiality (as such rules may be in effect from time to time).  Sublessee shall have the right, in its sole discretion, to designate a representative to accompany Sublessor. or any such third party, while on the Demised Premises.

19.          Default by Sublessor.  No default by Sublessor hereunder will constitute an eviction or disturbance of Sublessee’s use and possession of the Demised Premises or render Sublessor liable for damages or entitle Sublessee to be relieved from any of Sublessee’s obligations hereunder (including the obligation to pay rent) or grant Sublessee any right of deductions, abatement, setoff. or recoupment or entitle Sublessee to take any action whatsoever with regard to the Demised Premises or Sublessor until twenty (20) days after Sublessee has given Sublessor written notice specifically setting forth such default by Sublessor, and Sublessor has failed to cure such default within said twenty (20) day period, or, in the event such default cannot be cured within said twenty (20) day period, then within an additional reasonable period of time so long as Sublessor has commenced curative action within said twenty (20) day period and thereafter is diligently attempting to cure such default.  In the event that Sublessor fails to cure such default within said twenty (20) day period. or within said additional reasonable period of time, Sublessee will be entitled to (i) cure such default, in which event Sublessor will reimburse Sublessee on demand for all costs and expenses expended or incurred by Sublessee in curing such default together with interest thereon at the highest legal contractual rate until reimbursement is made to Sublessee by Sublessor, (ii) exercise all rights and remedies provided by law, and/or (iii) immediately terminate this Sublease.

20.          Licenses and/or Permits; Compliance with Law.  Sublessee will obtain at Sublessee’s sole cost and expense, all necessary certificates, licenses, or permits to do business or perform Work in the Demised Premises, which may be required by any governmental authorities.  Sublessee will obey all laws, rules, and regulations applicable to it as they apply to the Demised Premises.

21.          Default by Sublessee.  In addition to the events of default defined in the Base Lease, it is understood and agreed that Sublessee will be in default and that an event of default will have occurred under this Sublease if Sublessee fails in any way to fully comply with the terms and conditions of the Base Lease or of this Sublease for twenty (20) days after receipt of written notice from Sublessor specifically setting forth such default or event of default, and Sublessee has failed to cure such default or event of default within said twenty (20) day period, or, in the event such default or event of default cannot be cured within twenty (20) days, then within an additional reasonable period of time so long as Sublessee has commenced curative action within said twenty (20) day period and thereafter is diligently attempting to cure such default. In the event that any of such events of default occurs, including those defined in the Base Lease. Sublessor will be entitled to (i) all the rights and remedies reserved by or granted to the Base Lessor in the Base Lease after an event of default, (ii) cure such default, in which event Sublessee will reimburse Sublessor on demand for all costs and expenses expended or incurred by Sublessor in curing such default together with interest thereon at the highest legal contractual rate until reimbursement is made to Sublessor by Sublessee. (iii) exercise all rights and remedies provided by law, and/or (iv) immediately terminate this Sublease.

Nothing in this Lease will be construed as imposing any duty upon Sublessor to relet the Demised Premises. Except as required by applicable law, Sublessor will have no duty to mitigate or minimize Sublessor’s damages by virtue of Sublessee’s default.  Any duty imposed by law on Sublessor to mitigate damages after a default by Sublessee under this Sublease will be satisfied in full if Sublessor undertakes to lease the Demised Premises to another tenant (a “Substitute Tenant”) in accordance with the following criteria:

(1)           Sublessor will have no. obligation to solicit or entertain negotiations with any other prospective tenants for the Demised Premises until Sublessor obtains full and complete possession of the Demised Premises including, without limitation, the final and unappeasable legal right to relet the Demised Premises free of any claim of Sublessee;

(2)           Sublessor will not be obligated to lease or show the Demised Premises on a priority basis, or offer the Demised Premises to a prospective tenant when other space in the Property suitable for the prospective tenant’s use is (or soon will be) available;

(3)           Sublessor will not be obligated to lease the Demised Premises to a Substitute Tenant for a rent less than the current fair market rent then prevailing for similar uses in comparable buildings in the same market area as the Property, nor will Sublessor be obligated to enter into a new lease under other terms and conditions that are unacceptable to Sublessor under Sublessor’s then current leasing policies for comparable space in the Property: and would:

(4)           Sublessor will not be obligated to enter into a lease with a Substitute Tenant whose use

(i)            violate any restriction, covenant, or requirement contained in the lease of another tenant of the Property;

(ii)           adversely affect the reputation of the Property; or

(iii)          be incompatible with other uses of the Property.

22.          Net Rental.  Except as otherwise expressly provided in this Sublease, it is understood and agreed that the rent due under this Sublease is intended to be an absolutely net return to Sublessor for the Term, and that Sublessee will pay all costs and expenses relating to the occupancy and operation of the Demised Premises and the business carried on therein.  Any amount of obligation relating to the Demised Premises that is not expressly declared (under this Sublease) to be that Sublessor will be deemed to be an obligation Sublessee to be performed by Sublessee, at Sublessee’s expense.

23.          Costs of Enforcement.  In the event that either party hereto commences an action to enforce any of the provisions of this Sublease, the prevailing party in such action will be entitled to collect all of the reasonable and documented out-of-pocket costs and expenses of such action actually incurred by such prevailing party, including, without limitation, reasonable attorneys’ fees and court costs, from the non-prevailing party.

24.          Cumulative Rights and Remedies.  No right of remedy contained herein, in the Base Lease, or provided by law is intended to be exclusive of any other right of remedy, but will be cumulative in addition to every other right or remedy.

25.          Assignment and Subletting. Sublessee will not have the right to assign or pledge this Sublease or to sublet the whole or any part of the Demised Premises, whether voluntarily or by operation of law, or permit the use or occupancy of the Demised Premises by anyone other than Sublessee, without (i) Sublessee obtaining and furnishing to Sublessor the written consent of the Base Lessor to such assignment or sublease, (ii) Sublessee’s obtaining Sublessor’s prior written consent of each assignment or sublease, which Sublessor consent will not be unreasonably withheld, delayed or conditioned if Base Lessor has consented to such assignment or sublease, and (iii) Sublessee’s sub-tenant agreeing to indemnify Sublessor to the same extent Sublessor is indemnified under this Sublease.  Such restriction will be binding upon any assignee or sublettee to which Sublessor has consented.  In the event that Sublessee wishes Sublessor’s consent to a specific subletting or assignment, Sublessee will give written notice thereof to Sublessor at least thirty (30) days but no more than one hundred twenty (120) days prior to the proposed commencement date of such specific subletting or assignment, which notice will set forth the name of the proposed sublettee or assignee, the proposed use of a portion or all of the Demised Premises by the sublettee or assignee, and copies of financial information on the proposed sublettee or assignee.  Notwithstanding any permitted assignment or subletting, Sublessee will at all times remain directly, primarily, and fully responsible for and liable for the payment of the rent herein specified and for compliance with all Sublessee’s other obligations under the terms, provisions, and covenants of this Sublease.  Upon the occurrence of an event of default by Sublessee, if the Demised Premises or any part thereof are then assigned or sublet, Sublessor, in addition to any other remedies herein provided, or provided by law, may, at Sublessor’s option, collect directly from assignee or sublettee, all rents due and becoming due to Sublessor under such assignment or sublease and apply such rent against any sums due to Sublessor from Sublessee hereunder, and no such collection will be construed to constitute a novation or a release Sublessee from the further performance of Sublessee’s obligations hereunder.  Notwithstanding anything in the foregoing, either party may assign this Sublease in connection with a sale of all or substantially all of such party’s assets or business or a merger, reorganization, consolidation, or other change of control transaction or to any of its affiliates.

26.          Hazardous Waste and Environmental.

26.1        Sublessee represents that it will not conduct any hazardous waste storage or hazardous waste disposal operations (including but not limited to hazardous waste transportation operations or special waste transportation operations) on the Demised Premises; nor will it store any hazardous waste (in drums or other containers) at the Demised Premises; nor will Sublessee have hazardous waste generators at this site; nor will Sublessee permit the use or storage upon the premises of hazardous waste in any form by others who Sublessee may bring on to the Demised Premises or conduct business with. Sublessee will defend, indemnify, any bold harmless Sublessor from and against any and all losses, claims, liabilities, damages demands, tines, costs, and expenses (including attorney’s fees) of whatever kind and nature resulting from breach of Sublessee’s warranties in this Section 26.1 or from any accident, occurrence, or condition caused by the release by Sublessee or Sublessee’s employees, agents, servants, customers and invitees of any toxic or hazardous substance or waste in, on, under, about or -affecting the Demised Premises or arising from or related to Sublessee’s occupancy of the Demised Premises, including, but not limited to, fuel and oil leakage or spills and disposal of any solvents, soaps, and chemicals used in truck and container washing operations, which results in injury or death to any person or damage to any property or which requires a removal or treatment of such hazardous or toxic substance or waste or any other remedial action or fine under the terms of any applicable law, regulation, rule, or directive of any federal, state, or local governmental authority.

26.2        Sublessor represents and warrants that it has not conducted any hazardous waste storage or hazardous waste disposal operations (including but not limited to hazardous waste transportation operations or special waste transportation operations) on the Property; nor has it stored any hazardous waste (in drums or other containers) on the Property; nor has Sublessor had any hazardous waste generators on the Property; nor has Sublessor permitted the use or storage upon the Property of hazardous waste in any form by others.  Sublessor represents and warrants that the Demised Premises complies and shall on the Commencement Date comply with all applicable environmental laws and rules and regulations, including, but not be limited to, all matters relating to or concerning the Foreign Substance and Odor (as defined in Section 1.1 of the Base Lease).  Sublessor will defend, indemnify. and hold harmless Sublessee from and against any and all losses, claims, liabilities, damages, demands, fines, costs, and expenses (including reasonable attorneys’ fees and expenses) of whatever kind and nature resulting from the breach of any of Sublessor’s representations or warranties contained in this Section 26.2, or from any accident, occurrence, or condition to the extent such was caused by the release by Sublessor or Sublessor’s employees, agents, servants, customers and invitees of any toxic or hazardous substance or waste in, on, under, about or affecting the Prope1ty or arising from the condition of the Property prior to the occupancy of the same by Sublessee, including, but not limited to, fuel and oil leakage or spills and disposal of any solvents, soaps, and chemicals used in truck and container washing operations, which results in injury or death to any person or damage to any property or which requires a removal or treatment of such hazardous or toxic substance or waste or any other remedial action or fine under the terms of any applicable law, regulation, rule, or directive of any federal, state, or local governmental authority.

27.          Notices.  All notices and demands which may be or are required to be given by either party to the other hereunder will be in writing and will be deemed received when sent by first class certified return receipt United States mail, postage prepaid. addressed to the Sublessee or to the Sublessor at the following addresses:

Sublessor:

East Coast Warehouse & Distribution Corp.
1140 Polaris Street
Elizabeth, NJ 07201
Attn: James G. Overley

with a copy (which shall not constitute notice) to:

Scudder Law Firm
411 S. 14th St. Suite 200
Lincoln, NE
68508
Attn: Heidi Homung-Scherr

Base Lessor:	Cabot Acquisition, LLC c/o CB Richard Ellis Park 80 West, Plaza II, 6th Floor Saddle Brook, NJ 07663 Attn: Michael Franzese

Sublessee:

Blue Apron, Inc.
5 Crosby St.
New York, NY 10013
Attn: General Counsel
Email:  legalnotices@blueapron.com

with a copy (which shall not constitute notice) to:

Riker Danzig Scherer Hyand & Perretti LLP
Headquarters Plaza
One Speedwell Avenue
Morristown, NJ 07962-1981
Attn: Cathleen Giuliana and Joshua Greenfield

28.          Complete Agreement and Amendment. This Sublease sets forth the complete agreement between Sublessor and Sublessee with respect to the subject matter hereof. and this

Sublease may not be terminated, amended, or modified in any respect except by agreement in writing executed by both Sublessor and Sublessee.

29.          Survival.  Sections 11, 24, and 26 through 33 of this Sublease, as well as any other provisions of this Sublease which by their terms or nature are intended to or should survive, shall survive any such expiration or termination of this Sublease and continue in full force and effect (for the period contemplated thereby, to the extent applicable).  All duties and obligations of Sublessee under this Sublease which are unperformed will survive the termination or expiration of this Sublease.

30.          Binding Effect.  Except as limited by Section 25 of this Sublease, this Sublease and all the terms and conditions hereof will be binding upon and inure to the benefit of both Sublessor and Sublessee and their respective successors, legal representatives, and assigns.

31.          Rules and Regulations.  Since the Demised Premises are part of a larger facility used by others, Sublessor reserves the right to impose reasonable rules and regulations upon Sublessee’s use thereof including the common areas and parking areas appurtenant thereto; provided that such rules and regulations are not more restrictive than any rules and regulations imposed upon Sublessor in the Base Lease.  For the avoidance of doubt, Sublessee’s failure to abide by the rules and regulations so imposed by Sublessor will constitute a breach of this Sublease and be governed by the default provisions in Section 21.

32.          Damages.  Notwithstanding anything to the contrary elsewhere in this Sublease or provided for under any applicable law, no party will, in any events be liable to the other, either in contract or in tort, for any consequential, incidental, indirect special, or punitive damages of such other party, including loss of future revenue, income or profits, diminution of value, business interruption, or loss of business reputation or opportunity relating to the breach or alleged breach hereof, regardless of whether the possibility of such damages has been disclosed to the other party in advance or could have been reasonably foreseen by such other party.

33.          Miscellaneous.  This Sublease will be governed by the laws of the State of New Jersey and venue will be in any court of competent jurisdiction in Hudson County, New Jersey.

33.1        It is agreed that Sublessor, its agents, and employees, have not made any statement, promise, representation warranty, either express or implied, or agreement, or taken upon itself any engagement whatsoever verbally or in writing in conflict with the terms of this Sublease or that in any way modifies, varies, alters, enlarges, or invalidates any of its provisions, and no obligations of Sublessor will be implied in addition to the obligations herein stated.  It is hereby covenanted and & greed that should Sublessor’s interest in the Demised Premises cease to exist for any reason during the Term, then notwithstanding the happening of such event, this Sublease nevertheless will remain unimpaired and in full force and effect, and Sublessee hereunder agrees to attorn to the then owner Sublessor’s interest in the Demised Premises.

33.2        Each and every covenant and agreement contained in this Sublease is and will be construed to be a separate and independent covenant and agreement.  If any term or provision of this Sublease or the application thereof to any person or circumstance is held to any extent invalid and unenforceable by a court of competent jurisdiction, the remainder of this

Sublease or the application of such term or provision to persons or circumstances other than those to which it is invalid and unenforceable will not be affected thereby.

33.3        Whenever a period of time is herein prescribed for action (other than the payment of money) to be taken by either party, such party will not be liable or responsible for. and there will be excluded from the computation for any such period of time any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions, or any other cause of any kind whatsoever which are beyond the control of the party who is responsible to take the subject action.

33.4        Sublessor warrants that it has the full right and lawful authority to enter into this Sublease and that it is lawfully seized of the leasehold estate in the Property and the Demised Premises and that Sublessee, upon paying the rent herein reserved and performing and observing each and every covenant to be observed and performed by Sublessee under this Sublease. may peacefully hold and enjoy the Demised Premises during the Term.

33.5        It is understood that references in this Sublease to expenses being passed through at twenty eight and one half percent (28.5%) of Sublessor’s total costs of same are based on the Property containing a total square footage of 312,412.  In the event the Base Lease is modified such that the square footage of the Property is different than as set forth in the preceding sentence, the percentage of passed-through expenses under this Sublease will be adjusted to the extent and in proportion to the amount that Sublessor’s costs are so adjusted.

33.6        Sublessor and Sublessee each represent to the other that it has not dealt with any other broker in connection with this transaction.  Sublessor and Sublessee each indemnify and hold harmless the other from and against all claims, liabilities, damages, costs and expenses (including without limitation reasonable attorneys’ fees and other charges) arising out of any claim, demand or proceeding for commissions, fees, reimbursement for expenses or other compensation by any person or entity who shall claim to have dealt with the indemnifying party in connection with this Sublease.

34.          Services to be performed by Base Lessor. Pursuant to the Base Lease, certain services, repairs, restorations, equipment and access to and for the Demised Premises are to be provided by Base Lessor. Sublessee shall be entitled to have the benefit of all services to be provided by Base Lessor in or to the Demised Premises and all other obligations to be performed by Base Lessor pursuant to the Base Lease (except to the extent modified hereby) provided, Sublessee will have no rights, claims, or causes of action against Sublessor or Base Lessor based on Base Lessor’s failure to provide any services or fulfill any obligations under the Base Lease. Sublessor shall cooperate reasonably with Sublessee in obtaining for Sublessee’s benefit, the performance by Base Lessor of its obligations under the Base Lease; provided, Sublessee will have no rights, claims, or causes of action against Sublessor or Base Lessor based on Base Lessor’s failure to fulfill any obligations under the Base Lease or Sublessor’s failure to cooperate.

35.          Remedies.

35.1        Notwithstanding anything contained herein to the contrary, Sublessee may (A) immediately terminate this Sublease upon the occurrence of (i) Sublessor’s failure to remit to Base Lessor rent and other amounts received from Sublessee, to the extent such amounts are owed to Base Lessor and such failure to remit impairs Sublessee’s use of the Demised Premises or (ii) Sublessor’s material breach of any representation or warranty contained in Section 26.2 or (B) bring an action against Sublessor (i) to the extent provided in Section 26.2 or (ii) for Sublessor’s gross negligence or willful misconduct to the extent provided in Sections 10 and 13.3; provided, Sublessor’s maximum liability under this Subsection 35.1 (B) will be the total amount of rent then received pursuant to Section 2 of this Sublease.

35.2        Section 35.1 of this Sublease sets forth the sole and exclusive remedies with respect to any and all rights, claims, and causes of action between Sublessor, Sublessee, and Base Lessor relating to the subject matter of this Sublease and the transactions contemplated hereby, whether arising under or based upon any law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Sublease to be executed as of the day and year first above written.

SUBLESSOR:

East Coast Warehouse & Distribution Corp.,
a New Jersey corporation

By:	/s/ James G. Overley
Name: James G. Overley
Title: C.E.O.

SUBLESSEE:

Blue Apron, Inc.
a Delaware corporation

By:	/s/ Matthew Salzberg
Name: Matthew Salzberg
Title: CEO

EXHIBIT A

Property

EXHIBIT B

202 Port Jersey Blvd
New Fence Line By BA
Existing Fence Line
Proposed Sublease Area
Blue Apron
Blue Apron
Office
39,087 Sq. Ft.
Existing Fence Line
New Fence Line By BA
Existing Fence Line
Grass area
Curb
Blue Apron
303'-0"
Industrial Drive